UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 19, 2006

U.S. Shipping Partners L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-32326	20-1447743
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

399 Thornall St., 8th Floor Edison, NJ	08837
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (732) 635-1500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K includes “forward-looking statements” as defined by the Securities and Exchange Commission.  All statements, other than statements of historical facts, included in this Current Report on Form 8-K that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by us based on our experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements.  Such assumptions, risks and uncertainties are discussed in detail in our filings with the SEC.

Item 8.01               Other Events

Joint Venture to Construct New Product Tankers

USS Product Carriers LLC, or Product Carriers, our newly created wholly-owned subsidiary, has entered into a contract with the National Steel and Shipbuilding Company, or NASSCO, a subsidiary of General Dynamics Corporation, for the construction of nine 49,000 dwt double-hulled tankers, and the option to construct five additional tankers. General Dynamics has agreed to provide a performance guarantee to Product Carriers in respect of the obligations of NASSCO under the construction contract. NASSCO is scheduled to deliver the first tanker in the second quarter of 2009, with subsequent tankers delivered every six to eight months. We expect the current cost to construct these nine tankers to aggregate approximately $1.0 billion.

We are currently finalizing the terms of a joint venture, USS Product Investors LLC, or the Joint Venture, for the construction of the first five petroleum tankers by NASSCO. Formation of the Joint Venture is contingent upon raising sufficient financing. In addition, the formation and funding of the Joint Venture is a condition to the concurrent financings described below. As of June 30, 2006, we have paid NASSCO $5.0 million, of which $2.6 million of this amount is refundable through July 21, 2006, with the amount being refundable decreasing by an additional $300,000 per week during the remainder of the month of July if we elect not to proceed with the construction of the tankers under the contract with NASSCO. If the Joint Venture is formed, our $5.0 million payment will be credited against our commitment to provide $70.0 million of equity capital to the Joint Venture. In addition, if we do not proceed with the Joint Venture, we estimate that we will incur an additional $3.5 million in deal related expenses. The following is a description of the expected terms of the Joint Venture. The terms of the Joint Venture are currently being finalized and there can be no assurance that the Joint Venture will be completed on these terms, on materially different terms or at all. Finalization of the Joint Venture’s purchase of the ships will require General Dynamics final review and approval of the final terms of the financing arrangements of USS Products Investor LLC.

We have received commitment letters (subject to certain conditions) from affiliates of The Blackstone Group and Lehman Brothers to provide an aggregate of $105.0 million of equity financing and $325.0 million of debt financing to the Joint Venture. These commitments expire if we do not form the Joint Venture in accordance with the terms of the commitment letters by August 15, 2006. We will commit to provide $70.0 million of equity financing to the Joint Venture, including the $5.0 million which has been paid through June 30, 2006. As tankers are constructed, we will have the right to purchase completed tankers at specified prices (except in certain limited circumstances). The Joint Venture will use the proceeds from the sale of tankers to U.S. Shipping Partners, or to third parties if we do not exercise our purchase option, to, among other things, repay debt and to fund future milestone payments to NASSCO relating to the construction of the remaining tankers and ultimately to make distributions to the Joint Venture's equity holders. We anticipate that the $500 million of capital committed to the Joint Venture, together with anticipated proceeds from the sale of tankers by the Joint Venture to us or to third parties, will be sufficient to fund the construction of all of the tankers.

Upon formation of the Joint Venture, Product Carriers will assign its rights and obligations with respect to the construction of the first five tankers to the Joint Venture. The Joint Venture will also have the right to elect to have rights and obligations under the NASSCO contract to construct up to four additional tankers assigned to the Joint Venture at specified times. NASSCO will release Product Carriers from any obligation under the construction contract relating to the first five tankers and any of tankers six through nine to the extent the rights with respect to such tankers are also assigned to the Joint Venture. If the Joint Venture elects not to construct the last four tankers, Product Carriers would be obligated to obtain alternative financing for their construction or to transfer the shipyard slots. In such event, we cannot assure you that we will be able to obtain the necessary financing on acceptable terms or at all. If Product Carriers is unable to obtain the financing for these four tankers, it is obligated to reimburse NASSCO as a result of these tankers not being constructed or if they are transferred to a third party at a loss to NASSCO, up to a maximum of $10.0 million for each such tanker, with such amounts being funded solely out of monies received by Product Carriers in respect of its equity investment in the first five vessels constructed by the Joint Venture.

We expect to own a 40% equity interest in the Joint Venture, with affiliates of The Blackstone Group, Lehman Brothers and certain other investors owning in aggregate a 60% equity interest. The obligations and liabilities of the Joint Venture are intended to be non-recourse to U.S. Shipping Partners, although the Joint Venture's financial statements are expected to be consolidated with ours for financial reporting purposes as a result of our control of the board of directors of the Joint Venture, and, other than our commitment to provide $70.0 million of equity funding, to guaranty Product Manager's obligation under the management agreement and certain indemnification obligations, we would not have any further obligation to contribute funds to the Joint Venture. The excess of the sales price of the tankers paid by us or third parties to the Joint Venture over the amounts borrowed to fund construction of the tankers, including interest, fees and expenses, will be used to fund the construction of additional tankers and then will be distributed first to the third party equity investors, until they receive a specified return, then to Product Carriers until it receives a specified return, and then on a shared basis dependent on the returns generated.

As tankers are constructed, we will have the right to purchase completed tankers from the Joint Venture at specified prices (except in certain limited circumstances), provided that such prices are within the range of fair values as determined by appraisal and subject to certain other limitations. If we do not elect to purchase a tanker within a specified time period, the Joint Venture may sell the tanker to a third party; however, the Joint Venture must first allow us to make an offer to purchase the tanker.

To the extent we are able to purchase tankers from the Joint Venture, we expect to employ the tankers under long-term time charter contracts, which typically range in length from three to ten years. We are currently in discussions with several major oil and gas companies to charter the tankers under long-term charter contracts. Because of the decline in available tanker capacity in the U.S. flag "Jones Act" market, the major oil and gas companies' continued emphasis on chartering new high quality tonnage and the shortage of shipyard capacity to build tankers in the United States, we believe that we will be able to negotiate favorable charter rates that will make the acquisition of the tankers accretive to us based on the range of purchase prices contemplated by the Joint Venture.

We have the right to appoint four of the six directors of the Joint Venture, one of whom must be independent, and the other equity holders have the right to appoint two directors, although upon the occurrence of specified events, we will lose the right to appoint two of our three directors and the independent director. In addition, in all circumstances the taking of certain fundamental actions will require the consent of a director appointed by the other equity holders. The Joint Venture agreement prohibits us from acquiring any vessels engaged in the coastwise trade built since January 1, 1996 that are greater than 30,000 dwt until all the vessels being constructed by the Joint Venture have been sold or have entered into charters meeting specified minimum standards.

USS Product Manager LLC, or Product Manager, our newly formed wholly-owned subsidiary, will manage the construction and operation of the tankers for the Joint Venture, for which it will receive the following compensation:

•              an arrangement fee of $4.5 million upon the closing of the formation of the Joint Venture;

•              an oversight fee of $1.0 million per tanker, payable ratably over the course of construction of such tanker;

•              an operations fee of $1.0 million per year for each completed tanker that is operated by the Joint Venture;

•              a delivery fee of up to $750,000 per tanker, depending on the delivery date and cost of construction; and

•              a sale fee of up to $1.5 million per tanker upon its sale to us or a third party, depending on the price obtained.

The management agreement between Product Manager and the Joint Venture is expected to have an initial term of 10 years, subject to early termination under certain circumstances. The obligations under the management agreement will be performed by employees of U.S. Shipping General Partner LLC, our general partner. Certain members of our management are expected to devote significant time to the management and operation of the Joint Venture, and therefore, they will not be able to devote such time to our business. We will guarantee Product Manager's performance obligations under the management agreement.

Concurrent Financings

In order to fund our construction projects, we are offering $200 million of our notes pursuant to Rule 144A and Regulation S of the Securities Act of 1933. Concurrently with the sale of the notes, we intend to issue to third party investors additional common units and class B common units, in each case at a discount to the market price, that is expected to provide us with $75.0 million in gross proceeds. We expect that the class B common units will be subordinate to our common units and, if approved by unitholders, will be converted into our common units. The class B common units are expected to have a to be negotiated minimum quarterly distribution that is higher than the minimum quarterly distribution on our common units under certain to be negotiated circumstances. The class B common units are expected to vote as a single class with the common units, except that they shall be entitled to vote as a separate class on any matter that adversely affects their rights or preferences. As part of the transactions with the investors, we will agree to file a registration statement to register the common units (including the common units issuable upon conversion of the class B common units) to allow for the resale of such units by the investors.

Concurrently with the sale of the debt and equity securities, we also intend to amend and restate our existing credit facility to provide for term loans of up to $260.0 million (including a $50.0 million delayed draw term loan) and a revolving credit facility of $50.0 million. We expect that the amended and restated credit facility will have terms and covenants substantially similar to those of our existing credit facility.

Proceeds from the notes and the related financing transactions will be used (i) to fund $245.9 million into an escrow account available solely for the construction of the four new ATBs at an approximate cost of $65.5 million each, of which the Company has paid approximately $16.1 million through June 30, 2006, (ii) to fund up to $70.0 million of equity contributions to the Joint Venture, of which we have funded $5.0 million to date and our remaining $65.0 million obligation will be secured by a cash collateralized letter of credit, (iii) to refinance $152.1 million of existing indebtedness, (iv) for general corporate purposes and (v) to pay fees and expenses associated with the financings.

Each of these financings is dependent on the other financings and the Joint Venture being consummated. The terms of these financings and the Joint Venture are still being negotiated and are subject to change, which could be material. There can be no assurance that any of these financings or the Joint Venture will close on these terms, on different terms or at all. In the event the financings are not consummated, we will still need to arrange additional financings to assure our continued liquidity needs are satisfied.

First Articulated Tug Barge

The Partnership now expects its total costs to construct the articulated tug barge unit (“ATB”) originally being constructed by Southeastern New England Shipbuilding Corporation (“SENESCO”) will be approximately $65-$69 million, after giving effect to the receipt of $21.0 million from SENESCO, and that the ATB will now be delivered in April 2007.

Second Quarter Fiscal 2006 Preliminary Results

We expect to report 2006 second quarter voyage revenues of approximately $37.8 million (including voyage expenses of approximately $7.9 million) and EBITDA of approximately $12.4 million, in each case subject to closing adjustments, compared to voyage revenues of $33.8 million (including voyage expenses of $6.5 million) and EBITDA of $13.1 million for the second quarter of 2005. The 2006 second quarter voyage revenues increased over the 2005 second quarter voyage revenues due to the addition of the Houston and Sea Venture vessels in September and November 2005, respectively, and increased charter rates. The increase was offset in part by the reduction of revenues resulting from scheduled off hire days in connection with the drydocking of the Groton and Charleston vessels during June 2006. In addition, the reduction in EBITDA is attributed primarily to the fixed operating expenses, such as crew salaries and insurance, incurred on our vessels in drydocks, when the vessels were not earning any revenue and, the impact of expenses associated with the addition of crew members to each ITB vessel beginning in January 2006 pursuant to Coast Guard regulations. We expect to release fiscal 2006 second quarter results no later than mid-August. These results are preliminary and actual results may differ.

EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and our banks, to assess:

•                                       the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;

•                                       the ability of our assets to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners;

•                                       our operating performance and return on invested capital as compared to those of other companies in the marine transportation business, without regard to financing methods and capital structure; and

•                                          our compliance with certain financial covenants included in our debt agreements.

EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Therefore, EBITDA as presented below may not be comparable to similarly titled measures of other companies.

	Three Months
	Ended
	June 30,
	2005	2006
	(in thousands)
Reconciliation of "EBITDA" to "Net income":
Net income (loss)	$5,896	$2,961
Depreciation and amortization	6,182	7,191
Interest expense	1,309	1,854
Provision (benefit) for income taxes	(95)	558
Interest income	(225)	(167)
EBITDA	$13,067	$12,397

Reconciliation of "EBITDA" to "Net cash provided by operating activities":
Net cash provided by operating activities	$8,243	$2,242
Payment of drydocking expenditures	360	7,688
Interest expense paid	1,294	1,634
(Increase) decrease in working capital	2,759	158
Income taxes paid	411	675
EBITDA	$13,067	$12,397

•                                       EBITDA does not reflect our capital expenditures or future requirements for capital expenditures or contractual commitments;

•                                       EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•                                       EBITDA does not reflect the significant interest expense, or the cash requirement necessary to service interest or principal payments, on our debts;

•                                       Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•                                       Other companies in our industry may calculate EBITDA differently than we do, limiting their usefulness as a comparative measure.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy the notes or common units nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  The debt and equity securities being offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. SHIPPING PARTNERS L.P.

	By:	US Shipping General Partner LLC, its general partner

	By:	/s/ Albert E. Bergeron
	Name:	Albert E. Bergeron
	Title:	Vice President—Chief Financial Officer
(principal financial and accounting officer)
Date: July 19, 2006